Second Amendment to Merger & Investment Term Sheet

                                December 5, 2007

This Agreement modifies and amends the 1) SPA & Merger & Investment Term Sheet dated July 19, 2007 (Original Term Sheet), and 2) Amendments To Merger & Investment Term Sheet dated August 31, 2007 (August Amendment"), between the parties, and, to the extent there is a conflict in the terms between the Original Term Sheet and/or the August Amendment, or any other written instrument signed by the parties, this Second Amendment Agreement win prevail and supersede all such other agreements.

(1) Shell: Dec 15 deadline to close

     a) 4-to-1 reverse leaves 876,813 Shares to shell owners (assumes $2.0M received by REGS on or before Dec. 15, 2007)

     - Must commit by December 15, 2007, but only if $2,000,000 has been invested into REGS


(2) Cash: Jan 15 deadline

    $500,000 at Close ($450,000 new cash plus $50,000 note already in which is marked paid/converts at close), buys:

     a}   500,000 shares ($1.OO/share);
     b)   500,000 options at $1.00 with a two-year exercise period, and;
     c) 375,000 shares to Infinity as consulting fee (For the first two years after close Infinity shall provide non-exclusive investment banking and operational services for the benefit of the public company, including, investor relations, SEC filing support, general accounting support, etc.)
     - Shell commitment by 15 Dec 07; cash commitment by January 15, 2008, with $2.0M invested into REGS, but irrespective of auditor's review. Cash commitment Deadline is firm and not dependent upon status of financial statements


(3) Board Seat  Compensation

    InfInity shall appoint a board member to be approved by REGS. The seat shall be made available for two years only and compensated with 62,500 shares each year for the two years (125,000 total), unless the director is terminated for cause at which time compensation would be pro rated to termination.

(4) Both parties agree that each will bear its own fees and expenses incurred in connection with this transaction and no fees or expenses will be paid by one party to the other at closing.



ACCEPTED AND AGREED this 7th day of December, 2007
                         ---
INFINITY CAPITAL GROUP, INC.                    REGS,LLC


By: /s/Gregory H. Laborde                       By:/s/John Combs
----------------------------                    --------------------------------
President                                       V.P., G.C.